March 25, 2016

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Commissioners:

We have read the statements made by Bridgepoint Education, Inc. (copy attached) on which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Bridgepoint Education, Inc. dated March 25, 2016. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP